EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Third Quarter and New Stock Repurchase Program

METAIRIE, La., Oct. 28, 2011 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended September 30, 2011 was $496,000, or $0.17 per diluted share, a decrease of $121,000 from the third quarter of 2010. Net interest income was $2.4 million during the third quarter of 2011, a decrease of $125,000 compared to the third quarter of 2010. Our provision for loan losses was $89,000 during the third quarter of 2011, an increase of $7,000 compared to the third quarter of 2010. For the nine month period ended September 30, 2011, the Company reported net income of $1.5 million, or $0.50 per diluted share, compared to net income of $1.8 million, or $0.46 per diluted share for the nine month period ended September 30, 2010.

In addition, the Company announced that it will initiate a new repurchase program to acquire up to 5%, or 163,163 shares, of its outstanding common stock. The shares may be purchased in the open market or through privately negotiated transactions from time to time depending upon market conditions and other factors over the next six months.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "I am pleased to report that as of the end of the quarter, our total loans receivable have grown to $195.8 million, which reflects an increase of 9.3% from December 31, 2010. It is our goal to surpass the $200 million threshold by year-end." LeBon added, "This growth is evidence of our continued commitment to providing the community with quality financial products and services, and to building long-term shareholder value in our Company."

Total assets were $315.9 million at September 30, 2011 compared to $320.9 million at December 31, 2010. Cash and cash equivalents were $10.4 million and $6.6 million at September 30, 2011 and December 31, 2010, respectively. Total securities available-for-sale were $51.5 million at September 30, 2011, a decrease of $11.0 million compared to December 31, 2010. During the first nine months of 2011, total securities held-to-maturity decreased by $13.4 million, to $50.1 million. The decreases in our securities portfolios were due to accelerated repayments of principal on relatively high coupon mortgage-backed securities and maturities of callable U.S.-Agency issued securities. Net loans receivable were $195.8 million at September 30, 2011, an increase of $16.7 million, or 9.3%, compared to December 31, 2010. During the nine months ended September 30, 2011, our first mortgage loans secured by single family residential loans increased by $2.3 million, our funded home equity loans and lines increased by $3.0 million, our loans secured by multifamily residential collateral increased by $4.9 million, and our first mortgage loans secured by non-residential commercial real estate increased by $6.8 million.

Total deposits were $192.2 million at September 30, 2011 and $188.4 million at December 31, 2010. Non-interest bearing deposits increased during the nine month period by $2.6 million, to $10.7 million, and interest-bearing deposits increased by $1.3 million, to $181.5 million. Total Federal Home Loan Bank advances and other borrowings were $61.7 million at September 30, 2011, a decrease of $6.5 million from December 31, 2010.

Total shareholders' equity was $56.7 million at September 30, 2011, a decrease of $3.6 million from December 31, 2010. During the first nine months of 2011, the Company acquired 377,650 shares of its common stock at a total cost of $5.8 million pursuant to its repurchase plans. The cost of our stock repurchases during the first nine months of 2011 was partially offset by net income of $1.5 million, and the release of 42,284 shares held by the Recognition and Retention Plan Trust, with a cost basis of $533,000, which became vested and were released to plan participants during the period. The Bank's tier 1 leverage ratio was 14.64% at September 30, 2011 compared to 16.02% at December 31, 2010. This decrease in the Bank's tier 1 capital ratio was primarily due to a $6.8 million dividend paid by the Bank to the Company during the second quarter of 2011. This upstream of capital will provide the Company with additional liquidity for its capital management strategies, including, but not limited to, stock repurchase plans. Tier 1 risk-based capital and total risk-based capital at the bank level were 28.65% and 29.70%, respectively, at September 30, 2011.

Net interest income was $2.4 million during the third quarter of 2011, a decrease of $125,000 compared to the third quarter of 2010. During the 2011 period, interest income was $3.7 million, a decrease of $330,000 compared to the 2010 period. This decrease in interest income was due to a decrease in average interest-earning assets of $6.7 million between the respective quarterly periods, and a 32 basis point decrease in the average yield on our interest-earning assets. The average yield on our interest-earning assets was 4.75% and 5.07%, respectively for the periods ended September 30, 2011 and 2010. Interest income on loans receivable was $2.7 million during the third quarter of 2011, an increase of $97,000 compared to the third quarter of 2010. The increase in interest income from loans was due primarily to a $14.2 million increase in the average balance of our loans receivable, the effect of which was partially reduced by a 25 basis point decrease in the average yield of our loan portfolio. The average balance of our mortgage-backed securities decreased by $28.3 million during the third quarter of 2011 compared to the third quarter of 2010, contributing to a decrease in interest income on mortgage-backed securities of $407,000. Interest income on investment securities during the third quarter of 2011 was $178,000 at an average yield of 1.54%, compared to $196,000 at an average yield of 2.06% during the third quarter of 2010.

During the nine months ended September 30, 2011, net interest income was $7.3 million, a decrease of $461,000 compared to the nine months ended September 30, 2010. This decrease in interest income was due to a $6.2 million decrease in the average balance of our interest-earnings assets, and a 28 basis point decrease in the average yield on interest-earning assets. Interest income on our loans receivable was $8.2 million and $7.7 million, respectively, for the nine month periods ended September 30, 2011 and 2010. The average balance of our loans receivable increased by $17.7 million during the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010. The benefit derived by this increase in the average balance of our loans was partially offset by a 19 basis point decrease in the average yield earned on our loans receivable. Interest income on our mortgage-backed securities decreased $1.4 million, to $2.5 million, during the nine months ended September 30, 2011 compared to the nine month period ended September 30, 2010. During the first nine months of 2011, the average balance of our mortgage-backed securities decreased by $34.1 million compared to the first nine months of 2010. This decrease in average balance is primarily due to accelerated repayments of principal on these securities resulting from increased refinancing activity. The Company earned $575,000 on an average investment securities portfolio of $49.6 million during the first nine months of 2011 compared to $637,000 on an average investment securities portfolio $39.5 million during the first nine months of 2010.

Total interest expense was $1.3 million, with our interest-bearing liabilities having an average cost of 2.07% during the third quarter of 2011, compared to $1.5 million and an average cost of 2.37% for the third quarter of 2010. The average rate paid on interest-bearing deposits was 1.42% during the quarter ended September 30, 2011, a decrease of 35 basis points from the quarter ended September 30, 2010. Interest expense on borrowings was $624,000 at an average cost of 3.91% during the third quarter of 2011, and $675,000 at an average cost of 3.91% during the third quarter of 2010. The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.68% for the third quarter of 2011, compared to 2.70% for the third quarter of 2010. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.12% for the three month period ended September 30, 2011, a decrease of nine basis points from the three month period ended September 30, 2010.

Total interest expense for the first nine months of 2011 was $4.0 million, a decrease of $454,000 compared to the first nine months of 2010. Average interest-bearing liabilities were $247.7 million during the nine month period ended September 30, 2011, compared to $246.7 million during the nine month period ended September 30, 2010. The average cost of our interest-bearing liabilities was 2.14% for the nine months ended September 30, 2011, compared to 2.40% for the nine months ended September 30, 2010. The net interest rate spread between our interest-earning assets and interest-bearing liabilities was 2.67% for the first nine months of 2011, a decrease of two basis points compared to the first nine months of 2010.

The Company recorded provisions for loan losses of $89,000 and $82,000, respectively, for the quarterly periods ended September 30, 2011 and 2010. Our allowance for loan losses was $1.8 million at September 30, 2011, or 246.39% of our non-performing loans at such date.

For the nine month periods ended September 30, 2011 and 2010 our provisions for loan losses were $59,000 and $241,000, respectively. Total non-performing loans were $735,000 at September 30, 2011, a decrease of $173,000 compared to December 31, 2010. Total non-performing assets were $1.3 million at September 30, 2011, compared to $2.6 million at December 31, 2010. Stated as a percentage of total loans receivable, our allowance for loan losses was 0.92% and 0.98% at September 30, 2011 and December 31, 2010, respectively.

Non-interest income for the third quarter of 2011 was $313,000, an increase of $33,000 from the third quarter of 2010. Customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and broker fees earned on certain loan sales, were $99,000 during the third quarter of 2011, an increase of $12,000 from the 2010 period. Gains on the sale of mortgage loans were $122,000 during the third quarter of 2011, compared to $55,000 during the third quarter of 2010. The Company realized gains of $72,000 on the sale of available-for-sale securities during the third quarter of 2011, compared to gains of $119,000 during the corresponding 2010 period. Other non-interest income was $20,000 and $19,000, respectively, for the three month periods ended September 30, 2011 and 2010.

For the nine month periods ended September 30, 2011 and 2010, total non-interest income was $756,000 and $622,000, respectively. During the 2011 period, the Company recorded a $100,000 increase in its customer service fees, and a $162,000 increase in the gain on the sale of loans. Gains on the sale of available-for-sale securities were $72,000 during the first nine months of 2011, and $204,000 during the first nine months of 2010. Other non-interest income was $66,000 during the first nine months of 2011 and $62,000 during the first nine months of 2010.

Non-interest expense was $1.9 million for the quarter ended September 30, 2011 and $1.8 million for the quarter ended September 30, 2010. Salaries and employee benefits expense was $1.2 million during the third quarter of 2011, an increase of $38,000 compared to the third quarter of 2010. Occupancy expenses were $280,000 and $276,000 for the respective quarters ended September 30, 2011 and 2010. Our Louisiana bank shares tax was $43,000 and our FDIC deposits premium was $48,000 during the third quarter of 2011 compared to $53,000 and $44,000, respectively, during the third quarter of 2010. The net cost associated with our OREO operations was $72,000 during the third quarter of 2011, a decrease of $42,000 compared to the third quarter of 2010. Our OREO expenses included fair market write-downs of $65,000 in the 2011 period and $107,000 in the 2010 period. Other non-interest expenses for the quarters ended September 30, 2011 and 2010 were $265,000 and $219,000, respectively.

Total non-interest expense for the nine months ended September 30, 2011 and 2010 were $5.6 million and $5.4 million, respectively. Salaries and employee benefits expense was $3.5 million for the nine month period ended September 30, 2011 and $3.4 million for the nine month period ended September 30, 2010. Occupancy expenses were $833,000 and $840,000 for the respective nine month periods ended September 30, 2011 and 2010. The net cost of OREO operations during the first nine months of 2011 was $310,000, an increase of $127,000 compared to the first nine months of 2010. Other non-interest expenses were $749,000 for the nine month ended September 30, 2011, an increase of $86,000 compared to the nine months ended September 30, 2010. This increase in other year-to-date non-interest expense was due to increased costs associated with advertising, legal fees, and pre-foreclosure expenses.

Income tax expense was $299,000 based on pre-tax income of $795,000 during the third quarter of 2011 compared to income tax expense of $317,000 on pre-tax income of $934,000 during the third quarter of 2010.

For the nine month period ended September 30, 2011, the Company recorded income tax expense of $848,000, a decrease of $97,000 from the nine month period ended September 30, 2010. This decrease in income tax expense was primarily due to a decrease in pre-tax income of $370,000 between the respective nine month periods.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2010, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, anticipated increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2011	2010
	(unaudited)
Selected Financial and Other Data:
Total assets	$ 315,907	$ 320,875
Cash and cash equivalents	10,413	6,610
Securities available-for-sale
Investment securities	39,774	47,106
Mortgage-backed securities	11,679	15,383
Securities held-to-maturity
Investment securities	500	1,354
Mortgage-backed securities	49,601	62,185
Loans receivable, net	195,834	179,110
Deposits	192,216	188,362
FHLB advances and other borrowings	61,708	68,248
Shareholders' equity	56,661	60,278

Shares Outstanding	3,263,268	3,640,918
Book Value per Share	$17.36	$16.56

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,697	$ 4,027	$ 11,292	$ 12,207
Total interest expense	1,268	1,473	3,978	4,432
Net interest income	2,429	2,554	7,314	7,775
Provision for loan losses	89	82	59	241
Net interest income after provision for loan losses	2,340	2,472	7,255	7,534
Total non-interest income	313	280	756	622
Total non-interest expense	1,858	1,818	5,631	5,406
Income before income taxes	795	934	2,380	2,750
Income taxes	299	317	848	945
Net income	$ 496	$ 617	$ 1,532	$ 1,805

Earnings per share:
Basic	$ 0.18	$ 0.18	$ 0.52	$ 0.47
Diluted	$ 0.17	$ 0.17	$ 0.50	$ 0.46
Weighted average shares outstanding
Basic	2,819,784	3,490,786	2,963,881	3,811,044
Diluted	2,956,878	3,594,298	3,086,433	3,920,400

	Three Months Ended Sept .30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.75%	5.07%	4.81%	5.09%
Average rate on interest-bearing liabilities	2.07%	2.37%	2.14%	2.40%
Average interest rate spread(2)	2.68%	2.70%	2.67%	2.69%
Net interest margin(2)	3.12%	3.21%	3.11%	3.24%
Average interest-earning assets to average interest-bearing liabilities	126.80%	127.70%	126.45%	129.53%
Net interest income after provision for loan losses to non-interest expense	125.94%	135.97%	128.84%	139.36%
Total non-interest expense to average assets	2.33%	2.23%	2.34%	2.20%
Efficiency ratio(3)	67.76%	64.15%	69.78%	64.38%
Return on average assets	0.62%	0.76%	0.64%	0.73%
Return on average equity	3.42%	3.79%	3.43%	3.46%
Average equity to average assets	18.19%	19.99%	18.54%	21.27%

	At Sept. 30,	At June 30,	At March 31,	At Dec. 31,
Asset Quality Ratios(4):	2011	2011	2011	2010
Non-performing loans as a percent of total loans receivable (5) (6)	0.37%	0.37%	0.40%	0.51%
Non-performing assets as a percent of total assets(5)	0.40%	0.57%	0.64%	0.81%
Allowance for loan losses as a percent of non-performing loans	246.39%	249.57%	244.08%	193.72%
Allowance for loan losses as a percent of total loans receivable (6)	0.92%	0.92%	0.96%	0.98%
Net charge-offs during the period to average loans receivable (6)(7)	0.04%	0.00%	0.00%	0.10%

Capital Ratios(4):
Tier 1 leverage ratio	14.64%	14.31%	16.01%	16.02%
Tier 1 risk-based capital ratio	28.65%	29.18%	33.30%	33.68%
Total risk-based capital ratio	29.70%	30.21%	34.33%	34.70%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer

         John LeBlanc,
         SVP & Chief Financial Officer
         (504) 834-1190